CINCINNATI
FINANCIAL CORPORATION

Michael J. Sewell, CPA
Chief Financial Officer, Senior Vice President and Treasurer

RBC Capital Markets Financial Services Conference

March 11, 2015

Nasdaq: CINF

- This presentation contains forward-looking statements that involve risks and uncertainties. Please refer to our various filings with the U.S. Securities and Exchange Commission for factors that could cause results to materially differ from those discussed.
- The forward-looking information in this presentation has been publicly disclosed, most recently on February 27, 2015, and should be considered to be effective only as of that date.
  Its inclusion in this document is not intended to be an update or reaffirmation of the forward-looking information as of any later date.
- Reconciliations of non-GAAP measures are in our most recent quarterly earnings news release, which is available on the Investors page of our website *cinfin.com*.

Strategy Overview

- Competitive advantages:
  - Relationships leading to agents' best accounts
  - Financial strength for stability and confidence
  - Local decision making and claims excellence
- Other distinguishing factors:
  - 54 years of shareholder dividend increases
  - Common stocks for nearly one-third of investments
  - 26 years of favorable reserve development

Performance Targets & Trends

- 12.6% value creation ratio for full-year 2014 met target: 10% to 13% annual average for 2013 through 2017
  - 11.7% five-year average as of 12-31-14
- Operating performance drivers were on track for 2014:
  - 6% premium growth exceeded estimated industry average
  - 95.6% combined ratio was within 95% to 100% long-term target
  - Seven consecutive quarters of investment income growth
- Ranked #1 or #2 in ~75% of agencies appointed 5+ years
- Improving through strategic profitability & growth initiatives

Segmentation Benefits

Better Mix of Business, Improved Profit Margins

Workers' compensation first-half 2014 renewal price increase averages and policy retention by modeled pricing segments illustrates pricing precision effects

Most adequate refers to policies that need less price increase based on pricing adequacy of expiring premium per pricing models



10%
0%
Average renewal price change
90%
80%
70%
Policy retention
Most adequately priced
Near (+ or -) price adequacy
Least adequately priced
Policy retention

Steadily Increase Share of Agency Business

Market share per agency reporting location by year appointed



0.9%
5.4%
8.9%
17.6%
1 year or less
2-5 years
6-10 years
10 years or more

Based on 2013 standard market P&C agency written premiums
(Excludes excess and surplus lines)



Invest for Income and Capital Appreciation
Portfolio mix as of 09-30-14
Common Stocks
35%
Bonds
65%
Common Stocks
18%
Bonds
82%
Industry*
Cincinnati
Investment income growth YTD
3%
1%
Cincinnati
Industry*
Industry & Berkshire portfolio and investment income growth = latest reported (09-30-14). Cincinnati 9-month growth = 12-month.
Source: SNL, statutory accounting basis (*Industry = U.S. Property Casualty excluding Cincinnati and Berkshire Hathaway)



Property Casualty Reserves
Favorable Development for 26 Consecutive Years
Values shown are carried loss and loss expense reserves net of reinsurance
Vertical bar represents reasonably likely range
Reserve range at 12-31-14
Low end $3,922
High end $4,296
Carried at 63rd percentile
In millions
$3,811
$3,905
$3,813
$3,942
$4,296
Calendar year development (Favorable)
($304)
($285)
($396)
($147)
($98)
2010
2011
2012
2013
2014

Why Invest in Cincinnati Financial

- Potential for stock price appreciation based on long-term potential growth of earnings and book value
- Clear strategy for profitable growth, proven record of execution
- History of increasing dividend, attractive current yield
- Solid capital position, high-quality balance sheet